As filed with the Securities and Exchange Commission on April 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3041398
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 International Circle, Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices, including zip code)

Aviv REIT, Inc. 2010 Management Incentive Plan, as Amended

Aviv REIT, Inc. 2013 Long-Term Incentive Plan, as Amended

(Full title of the Plan)

C. Taylor Pickett

Chief Executive Officer

Omega Healthcare Investors, Inc.

200 International Circle, Suite 3500

Hunt Valley, Maryland 21030

(410) 427-1700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Eliot Robinson

Terrence Childers

Bryan Cave LLP

1201 West Peachtree Street, NW

Atlanta, GA 30309

(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.10 par value per share	5,119,172 shares	$19.38	$99,209,553.36	$11,529
Common Stock, $0.10 par value per share	91,145 shares	$40.10	$3,654,919.50	$425

(1)	This number represents 5,210,317 shares of common stock, par value $0.10 per share (“Common Stock”), of Omega Healthcare Investors, Inc. (the “Registrant”) that may be issued pursuant to the Aviv REIT, Inc. 2010 Management Incentive Plan, as amended (the “2010 Plan”) and the Aviv REIT, Inc. 2013 Long-Term Incentive Plan, as amended (the “2013 Plan”), which were assumed by the Registrant in connection with the Merger (as defined below), including (a) 5,119,172 shares of Common Stock issuable pursuant to outstanding but unexercised options granted prior to the Merger under the 2010 Plan; and (b) (i) 81,145 shares of the Registrant’s Common Stock issuable pursuant to outstanding restricted stock unit awards (“RSU Awards”) granted prior to the Merger under the 2013 Plan, and (ii) 10,000 shares of the Registrant’s Common Stock available for issuance of shares pursuant to dividend equivalent rights settled at the time of vesting of the RSU Awards.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement also includes an indeterminate number of shares of Common Stock that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Current Plan.

(3)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for shares of Common Stock issuable upon the exercise of 5,119,172 outstanding but unexercised options under the 2010 Plan are based on the weighted average per share exercise price of $19.38 for such options. Pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for 91,145 shares of Common Stock issuable upon the vesting of outstanding RSU Awards under the 2013 Plan (which includes 10,000 shares of Common Stock available for issuance pursuant to dividend equivalent rights) is based on the average of the high and low prices of the shares of Common Stock as reported on the New York Stock Exchange on March 27, 2015 of $40.10.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger, dated as of October 30, 2014, among Omega Healthcare Investors, Inc., a Maryland corporation (the “Registrant”), and its subsidiaries, OHI Healthcare Properties Holdco, Inc., a Delaware corporation (“Merger Sub”), and OHI Healthcare Properties Limited Partnership, L.P., a Delaware limited partnership, Aviv REIT, Inc., a Maryland corporation (“Aviv”), and Aviv Healthcare Properties Limited Partnership., a Delaware limited partnership, on April 1, 2015, Aviv was merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly-owned subsidiary of the Registrant. Upon effectiveness of the Merger, each issued and outstanding share of Aviv’s common stock, par value $0.01 par value per share (“Aviv Common Stock”), was converted into the right to receive nine-tenths (0.90) shares of the common stock, par value $0.10, of the Registrant (“Registrant Common Stock”).

At the effective time of the Merger, the Aviv REIT, Inc. 2010 Management Incentive Plan, as amended (the “2010 Plan”) and the Aviv REIT, Inc. 2013 Long-Term Incentive Plan (together with the 2010 Plan, the “Aviv Plans”) were assumed by the Registrant. No additional awards will be granted following the Merger under Aviv Plans. Any award outstanding under the Aviv Plans at the effective time of the Merger that was not otherwise settled upon the Merger was assumed by the Registrant and shall remain in effect until such award expires, is terminated, is forfeited or is settled in accordance with the terms of the applicable Aviv Plan or the underlying award agreements governing such award, except that (a) (i) options ceased to be exercisable for shares of Aviv Common Stock, but instead shall be exercisable for a number of shares of Registrant Common Stock equal to nine-tenths (0.90) (the “Exchange Ratio”) of a share of Registrant Common Stock multiplied by the number of shares of Aviv Common Stock as to which the option related immediately before the effective time of the Merger (rounded down to the closest whole share), and (ii) the exercise price per share of each option shall be equal to the exercise price per share of Aviv Common Stock immediately before the effective time of the merger divided by the Exchange Ratio, rounded up to the closest whole cent, and (b) restricted share unit awards shall cease to be payable when due in shares of Aviv Common Stock, but instead shall be payable when due in a number of shares of Registrant Common Stock (rounded down to the closest whole share) equal to the Exchange Ratio multiplied by the number of shares of Aviv Common Stock as to which the restricted share unit awards related immediately before the effective time of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to the instructions to Part I of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014;

2.	The Registrant’s Current Reports on Form 8-K, filed with the SEC on February 9, 2015, February 11, 2015, March 11, 2015 (two reports), March 13, 2015, March 24, 2015 and March 27, 2015; and

3.	The description of the Registrant’s Common Stock as contained in its Initial Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act, declared effective by the Commission on August 7, 1992, together with any amendment or report filed subsequent to the date hereof for the purpose of updating such description (SEC File No. 1-11316).

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

 The charter and bylaws of the Registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either (i) committed in bad faith or (ii) the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the indemnification provisions of Section 2-418, or the charter, bylaws, a resolution of the board of directors of the corporation or an agreement approved by the board of directors). In addition, a director may not be indemnified under Section 2-418 in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct. A director or officer who has been successful on the merits or otherwise, in the defense of any proceeding referred to above shall be indemnified against any reasonable expenses incurred by the director or officer in connection with the proceeding. As noted below, the SEC may limit the corporation’s obligation to provide this indemnification.

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The Registrant has also entered into indemnity agreements with the officers and directors of the registrant that provide that the registrant will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the registrant. Once an initial determination is made by the Registrant that a director or officer did not act in bad faith or for personal benefit, the indemnification provisions contained in the charter, bylaws, and indemnity agreements would require the Registrant to advance any reasonable expenses incurred by the director or officer, and to pay the costs, judgments, and penalties determined against a director or officer in a proceeding brought against them.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 7.     Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Aviv REIT, Inc. 2010 Management Incentive Plan (incorporated by reference to Exhibit 10.3 to the Form S-4 Registration Statement filed by Aviv REIT, Inc. on May 2, 2011)
4.2	First Amendment to the Aviv REIT, Inc. 2010 Management Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 filed by Aviv REIT, Inc. on March 25, 2013)
4.3	Second Amendment to the Aviv REIT, Inc. 2010 Management Incentive Plan*
4.4	Aviv REIT, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed by Aviv REIT on March 25, 2013)
4.5	Amendment to the Aviv REIT, Inc. 2013 Long-Term Incentive Plan*
5.1	Opinion of Bryan Cave LLP*
23.1	Consent of Ernst & Young LLP with respect to Omega Healthcare Investors, Inc. audited financial statements*
23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (set forth on signature page hereto)*

*Filed herewith

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on April 1, 2015.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C. Taylor Pickett
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto either of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 1, 2015.

Signature	Position

/s/ C. Taylor Pickett	Chief Executive Officer and Director
C. Taylor Pickett	(Principal Executive Officer)

/s/ Robert O. Stephenson	Chief Financial Officer
Robert O. Stephenson	(Principal Financial Officer)

/s/ Michael D. Ritz	Chief Accounting Officer
Michael D. Ritz	(Principal Accounting Officer)

/s/ Bernard J. Korman	Chairman of the Board of Directors
Bernard J. Korman

/s/ Craig M. Bernfield	Director
Craig M. Bernfield

/s/ Norman Bobins	Director
Norman Bobins

/s/ Craig R. Callen	Director
Craig R. Callen

Director
Thomas S. Franke

/s/ Barbara B. Hill	Director
Barbara B. Hill

/s/ Harold J. Kloosterman	Director
Harold J. Kloosterman

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Director
Edward Lowenthal

/s/ Ben W. Perks	Director
Ben W. Perks

/s/ Stephen D. Plavin	Director
Stephen D. Plavin

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EXHIBIT INDEX

4.1	Aviv REIT, Inc. 2010 Management Incentive Plan (incorporated by reference to Exhibit 10.3 to the Form S-4 Registration Statement filed by Aviv REIT, Inc. on May 2, 2011)
4.2	First Amendment to the Aviv REIT, Inc. 2010 Management Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 filed by Aviv REIT, Inc. on March 25, 2013)
4.3	Second Amendment to the Aviv REIT, Inc. 2010 Management Incentive Plan
4.4	Aviv REIT, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed by Aviv REIT on March 25, 2013)
4.5	Amendment to the Aviv REIT, Inc. 2013 Long-Term Incentive Plan
5.1	Opinion of Bryan Cave LLP
23.1	Consent of Ernst & Young LLP with respect to Omega Healthcare Investors, Inc. audited financial statements
23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page hereto)

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